Exhibit 99.2b

One Group Mutual Funds

Amendment to
Code of Regulations
(As Amended and Restated October 25, 1990)

Pursuant to Article VII of the Code of Regulations, the Trustees of One Group Mutual Funds, by unanimous vote at a meeting held on July 12, 2004, amended the code of Regulations as follows (revised language is marked):

1.             Article III, Section 1 is amended to read:

“Section 2.1.  Number and Term of Office.  The number of Trustees shall be such number, not less than three (3) [nor more than ten (10)], as may be fixed from time to time by the Trustees, provided, however, that if there are not Shares outstanding the number of Trustees may be less than three (3) but not less than one (1), provided, further, that if there are Shares outstanding and so long as there are less than three Shareholders, the number of Trustees may be less than three (3) but not less than the number of Shareholders.”

2.             Article I, Section 1.6 is added to read:

“Section 1.6.  Adjournments. Broker non-votes will be excluded from the denominator of the calculation of the number of votes required to approve any proposal to adjourn a meeting.  Any business that might have been transacted at the meeting originally called may be transacted at any such adjourned meeting at which a quorum is present.  Notice of adjournment of a meeting to another time or place need not be given, if such time and place are announced at the meeting at which adjournment is taken and the adjourned meeting is held within a reasonable time after the date set for the original meeting.”

3.             Article I, Section 1.7 is added to read:

“Section 1.7.  Conduct of Meetings.  The meetings of Shareholders shall be presided over by the President, or if he or she is not present, by the Chairman, or if he or she is not present, by any Vice President, unless there is an Executive Vice President, or if none of them is present, then any officer of the Trust appointed by the President to act on his or her behalf shall preside over such meetings.  The Secretary, if present, shall act as a Secretary of such meetings, or if he or she is not present or is otherwise presiding over the meeting in another capacity, an Assistant Secretary, if any, shall so act.  If neither the Secretary nor the Assistant Secretary is present or, if present, the Secretary is otherwise presiding over the meeting in another capacity, then any such person appointed by the Secretary to act on his or her behalf shall act as Secretary of such meetings.”